UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2011 (May 19, 2011)

DIGITALGLOBE, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-34299	31-1420852
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Dry Creek Drive, Suite 260 Longmont, Colorado	80503
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 684-4000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.
On May 19, 2011, DigitalGlobe, Inc. (the “Company”) held its 2011 Annual Meeting of Stockholders (the “Annual Meeting”). There were 46,197,077 shares of common stock entitled to be voted. A total of 44,306,461 shares of common stock (95.9%), constituting a quorum, were represented in person or by valid proxies at the Annual Meeting. The stockholders voted on four proposals at the Annual Meeting, which are described in detail in the Company’s definitive proxy statement, dated April 7, 2011. The following is a tabulation of the final voting results for each of the four proposals presented and voted on at the Annual Meeting.
Proposal 1: The Company’s stockholders elected three (3) Class II Directors, each to serve for a three-year term expiring at the 2014 annual meeting of stockholders and until their respective successors have been duly elected and qualified. The votes regarding this proposal were as follows:

		Votes	Broker
	Votes For	Withheld	Non-Votes
Howell M. Estes, III	40,736,837	25,461	3,544,163
Alden Munson, Jr.	40,736,797	25,501	3,544,163
Eddy Zervigon	39,485,982	1,276,316	3,544,163
Proposal 2: The Company’s stockholders ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011. The votes regarding this proposal were as follows:

		Votes
Votes For	Votes Against	Abstained
44,025,621	265,864	14,976
Proposal 3: The Company’s stockholders approved the advisory vote on executive compensation. The votes regarding this proposal were as follows:

		Votes	Broker
Votes For	Votes Against	Abstained	Non-Votes
40,709,102	45,746	7,450	3,544,163
Proposal 4: The Company’s stockholders indicated their preference, on an advisory basis, that the advisory vote on executive compensation be held annually. The votes regarding this proposal were as follows:

			Votes	Broker
Every 1 Year	Every 2 Years	Every 3 Years	Abstain	Non-Votes
38,801,691	145,393	1,806,073	9,141	3,544,163
On May 19, 2011, the Board of Directors of the Company determined that it will include annually in the proxy materials a stockholder vote on the compensation of executives until the next required stockholder vote on the frequency of stockholder votes on the compensation of executives.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2011	DIGITALGLOBE, INC.

	By:	/s/ Yancey L. Spruill

	Name:	Yancey L. Spruill
	Title:	Executive Vice President, Chief Financial Officer and Treasurer